LETTER OF INTENT



August 5, 2002


Mr. Paul S. Sidey
Mr. Douglas G. Gregg
c/o Paramount Financial Group, Inc.
16025 Sequoia Drive
Parker, CO  80134

Dear Messrs. Sidey and Gregg:

This letter evidences our mutual understanding, in principle, whereby The Prestige Group.Net, Inc., a Nevada corporation ("Prestige"), will acquire, from each of you, as the sole holders thereof (the "Sellers"), all of the issued and outstanding capital stock (the "Paramount Shares") of Paramount Financial Group, Inc., a Colorado corporation ("Paramount"), on the terms outlined herein (the "Share Exchange").

1.    The  Parties.   Prestige shall  be  the  purchaser  of  the
Paramount Shares. Each of you, as the record and beneficial owners of an aggregate of 5,000,000 shares of common stock of Paramount, which represents all of the Paramount Shares, shall be the Sellers. Paramount also has two wholly-owned subsidiaries, Paramount Mortgage Investments, Inc. ("PMI"), and Paramount Real Estate Investment Trust, Inc. ("PREI"), both Colorado corporations, the expected ownership of which after the closing of the proposed Share Exchange is discussed below.

2. The Nature of the Transaction. Prestige will acquire the Paramount Shares from the Sellers. In consideration of the sale of the Paramount Shares by the Sellers to Prestige, Prestige will issue and deliver to the Sellers that number of shares of common stock of Prestige as the parties shall mutually determine (the "Prestige Shares"). We shall use our respective best efforts promptly to value the Paramount Shares and the Prestige Shares in a manner and utilizing methods standard for transactions of this nature and magnitude. All of the Prestige Shares, when issued, shall be validly issued, duly paid, non-assessable, and free and clear of any liens and/or encumbrances. The Prestige Shares shall be issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and shall be subject to the restrictions on transfer as set forth in Rule 144 as promulgated by the Securities and Exchange Commission.

3. Other Provisions. As a result of the proposed Share Exchange, Paramount will become a wholly-owned subsidiary of Prestige. Prestige currently intends that, as soon after the closing of the proposed Share Exchange as is practicable, Paramount will merge with and into Prestige and be the surviving entity. In connection with such merger, Prestige currently expects to change its name to "Paramount Financial Group, Inc." As a result of such merger, PMI and PREI will become, and operate as, wholly-owned subsidiaries of the surviving entity. Prestige also currently intends and expects that, as of the date on which Paramount becomes a wholly-owned subsidiary of Prestige, the present management of Paramount, PMI, and PREI would be serving in their present positions and, therefore, would be eligible for participation in any benefit and/or stock option plans or programs offered to similarly-ranked officers of any other subsidiaries of the surviving entity.

4. Due Diligence. Closing of the proposed Share Exchange is contingent upon completion by Prestige, or its designated representatives, of its due diligence investigation, the results of which must be satisfactory to Prestige's board of directors, in their sole and absolute discretion. Said due diligence investigation shall include, but not be limited to, a review of the financial statements, books, and corporate records of each of Paramount, PMI, and PREI. In addition, prior to the closing of the proposed Share Exchange, each Seller shall be afforded the opportunity to obtain such information about Prestige as each may deem relevant to making the decision to exchange all of the Paramount Shares for Prestige Shares.

5. Miscellaneous. This letter is an expression of our mutual intent and is not a binding contract. We each contemplate that the proposed Share Exchange will be concluded pursuant to the terms and provisions of a definitive agreement to be negotiated by the parties, which will be signed by Prestige and each Seller. In this regard, we contemplate that we will each make the usual and customary representations and warranties concerning the business and financial condition of Paramount and Prestige, respectively, as may be appropriate in a transaction of this nature and magnitude. The consummation of the proposed Share Exchange shall also be subject to receipt of any necessary (a) approvals by the board of directors and shareholders of Prestige and/or Paramount, (b) consents of third parties, and (c) governmental approvals. If the foregoing is acceptable, in principle, please sign a copy of this letter in the space provided below and return the same to us.

Very truly yours,

THE PRESTIGE GROUP.NET, INC.



By:  /s/ DOUGLAS G. GREGG
     ------------------------
     Douglas G. Gregg, President


ACCEPTED AND AGREED TO
As of this 5th day of August, 2002:



/s/  PAUL S. SIDEY
---------------------
Paul S. Sidey



/s/  DOUGLAS G. GREGG
-----------------------
Douglas G. Gregg